Exhibit 99.1

AquaBounty Technologies Announces Results for the Quarter and Year Ended December 31, 2020

MAYNARD, Mass., March 9, 2021 -- AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, today announced the Company’s financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 and Subsequent Key Highlights

•

Selected Innovasea, a global leader in advanced aquatic solutions for aquaculture, as the Recirculating Aquaculture Systems (“RAS”) technology solutions provider for its planned 10,000 metric ton farm (“Farm 3”).

•

Fortified balance sheet with $192.3 million in gross proceeds from the closing of underwritten public offerings of common stock in December 2020 and February 2021, providing the financing to fund the expected cost of Farm 3.

•

Appointed packaged food industry veteran Dr. Ricardo Alvarez to the Company’s Board of Directors, bringing with him 25 years of operational and board experience to advise on AquaBounty’s commercialization initiatives.

Management Commentary

“The fourth quarter of 2020 was focused on operational execution, as we prepare for the harvest of our AquAdvantage salmon as market conditions permit. We also took steps to strengthen our balance sheet ahead of the construction of our planned 10,000 metric ton farm,” said Sylvia Wulf, Chief Executive Officer of AquaBounty. “Our recent public offerings provide the financing to fund the expected cost of Farm 3, which is critical to secure in advance of breaking ground on construction. We are continuing to evaluate debt financing options in support for Farm 3 as well, which could further extend our operational runway as we move forward with construction and commercialization.

“The impact of the COVID-19 pandemic on market demand required the Company to address the inventory levels of the conventional salmon at our Indiana farm, which began to exceed capacity in December.   We needed to make room at the farm for our growing biomass of AquAdvantage salmon. As a result, we decided to harvest and begin donating our conventional salmon to local food charities. This provides us with both the chance to give back to our local community and the opportunity to refine our harvesting, processing and transportation processes on a continuous weekly cycle in preparation for the first commercial harvests of AquAdvantage salmon.

“Our 2021 outlook on the industry remains optimistic, as we expect to see increasing overall demand among consumers, and a resurgent food service industry as restaurants begin to reopen this year. We expect our 2021 sales of AquAdvantage salmon to begin modestly and grow stronger as we enter the second half of the year.  In anticipation, we have already begun to send out initial AquAdvantage product samples for customer feedback. We will closely monitor the results of our survey on pricing, freshness, quality and sustainable, antibiotic-free domestic production as we ramp our short-term sales initiatives.

“During the fourth quarter, we were delighted to partner with Innovasea as our RAS technology provider for Farm 3. Innovasea is a U.S.-based company familiar with U.S. markets and regulations and they have been designing and building energy efficient, sustainable recirculating aquaculture systems for more than 25 years. We are rapidly moving forward with them on the development, design and engineering for our first 10,000 metric ton farm.

“We have also continued our rigorous site selection process for Farm 3 and expect to make a final decision in the coming weeks once we have concluded our due diligence. We then expect to move forward with the purchase of the property and the commencement of the permitting process.

“2020 was a decisive year for AquaBounty, and we believe we have positioned the Company for an even more pivotal 2021. With our fortified balance sheet, the impending first-ever commercial harvest of AquAdvantage salmon and the planned construction of our next farm, we look forward to sharing our upcoming milestone achievements with our valued shareholders,” concluded Wulf.

Fourth Quarter 2020 Financial Summary

•

Revenue in the fourth quarter of 2020 was $50,197, as compared to $46,367 in revenue in the same year-ago quarter. Revenue was impacted by the continued effects of the COVID-19 pandemic on demand in the food service industry, which has prompted AquaBounty to temporarily place a hold on commercial harvests of AquAdvantage salmon until the expected conclusion of the conventional salmon donation program in April.

•

Operating expenses in the fourth quarter of 2020 were $6.1 million, as compared to $3.5 million in the same year-ago quarter. The increase in operating expenses was primarily due to an increase in production costs as the biomass of fish in our farms grew from 161 metric tons to over 603 metric tons.  In addition, the Company recorded an inventory reserve of $1.5 million related to the donation program for the conventional salmon.

•	Net loss in the fourth quarter of 2020 was $6.1 million, as compared to $3.4 million in the same year-ago quarter.

•

Cash, cash equivalents and restricted cash totaled $96.2 million as of December 31, 2020, compared with $2.8 million at December 31, 2019. In December, the Company fortified its balance sheet with $65.2 million in gross proceeds from a public offering of common stock.

About AquaBounty

AquaBounty Technologies, Inc. (NASDAQ: AQB) is a leader in the field of land-based aquaculture and the use of technology for improving its productivity and sustainability. The Company’s objective is to ensure the availability of high-quality seafood to meet global consumer demand, while addressing critical production constraints in the most popular farmed species.

The Company’s AquAdvantage fish program is based upon a single, specific molecular modification in fish that results in more rapid growth in early development. With aquaculture facilities located in Prince Edward Island, Canada, and Indiana, USA, AquaBounty is raising its disease-free, antibiotic-free salmon in land-based recirculating aquaculture systems, offering a reduced carbon footprint and no risk of pollution of marine ecosystems as compared to traditional sea-cage farming. For more information, please visit www.aquabounty.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, that involve significant risks and uncertainties about AquaBounty, including but not limited to statements with respect to the completion, timing, size, and use of proceeds of the underwritten offering of common stock. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not AquaBounty will be able to raise additional capital, market and other conditions, AquaBounty’s business and financial condition, and the impact of general economic, public health, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and prospectus supplement for this offering. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and AquaBounty undertakes no obligation to update such statements as a result of new information, except as required by law.

Company Contact:

AquaBounty Technologies

Dave Conley

Corporate Communications

(613) 294-3078

Investor Relations:

Greg Falesnik or Luke Zimmerman

MZ Group - MZ North America

(949) 259-4987

AQB@mzgroup.us

AquaBounty Technologies, Inc.

Consolidated Balance Sheets

	As of
	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$95,751,160	$2,798,744
Other receivables	46,678	55,198
Inventory	1,525,377	1,232,049
Prepaid expenses and other current assets	358,692	391,162
Total current assets	97,681,907	4,477,153

Property, plant and equipment, net	26,930,338	25,065,836
Right of use assets, net	341,997	399,477
Definite lived intangible assets, net	143,885	157,588
Indefinite lived intangible assets	101,661	101,661
Restricted cash	500,000	—
Other assets	76,715	32,024
Total assets	$125,776,503	$30,233,739

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,760,103	$1,462,809
Other current liabilities	62,483	62,286
Current debt	259,939	163,155
Total current liabilities	2,082,525	1,688,250

Long-term lease obligations	290,327	352,808
Long-term debt	8,528,490	4,432,052
Total liabilities	10,901,342	6,473,110

Stockholders' equity:
Common stock, $0.001 par value, 80,000,000 shares authorized;
55,497,133 (2019: 21,635,365) shares outstanding	55,497	21,635
Additional paid-in capital	263,629,116	156,241,363
Accumulated other comprehensive loss	(267,258)	(360,160)
Accumulated deficit	(148,542,194)	(132,142,209)
Total stockholders' equity	114,875,161	23,760,629

Total liabilities and stockholders' equity	$125,776,503	$30,233,739

AquaBounty Technologies, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Years ended December 31,
	2020	2019	2018
Revenues
Product revenues	$127,663	$186,738	$84,518

Costs and expenses
Production costs	6,680,012	3,573,858	2,626,353
Sales and marketing	533,428	709,023	297,687
Research and development	2,364,610	2,359,441	3,458,564
General and administrative	6,797,443	6,723,060	4,067,710
Total costs and expenses	16,375,493	13,365,382	10,450,314

Operating loss	(16,247,830)	(13,178,644)	(10,365,796)

Other income (expense)
Interest expense	(152,367)	(62,988)	(22,257)
Other income (expense), net	212	13,990	5,994
Total other income (expense)	(152,155)	(48,998)	(16,263)

Net loss	$(16,399,985)	$(13,227,642)	$(10,382,059)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	92,902	214,026	(360,302)
Total other comprehensive income (loss)	92,902	214,026	(360,302)

Comprehensive loss	$(16,307,083)	$(13,013,616)	$(10,742,361)

Earnings per share
Net loss	$(16,399,985)	$(13,227,642)	$(10,382,059)
Deemed dividend	$—	$—	$(1,822,873)
Net loss attributable to common shareholders	$(16,399,985)	$(13,227,642)	$(12,204,932)

Basic and diluted net loss per share attributable to common shareholders	$(0.45)	$(0.66)	$(0.94)
Weighted average number of common shares - basic and diluted	36,347,398	20,078,017	13,028,760

AquaBounty Technologies, Inc.

Consolidated Statements of Cash Flows

	Years ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(16,399,985)	$(13,227,642)	$(10,382,059)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,494,596	1,285,902	843,387
Share-based compensation	436,691	872,177	263,396
Gain on sale of equipment	(1,816)	(12,133)	(13,233)
Loss on asset held for sale	—	149,800	—
Impairment loss	—	103,116	—
Other non-cash charges	46,155	—	(1,364)
Changes in operating assets and liabilities:	—
Other receivables	9,229	65,002	56,212
Inventory	(282,260)	(1,154,222)	93,956
Prepaid expenses and other assets	(83,850)	59,942	289,868
Accounts payable and accrued liabilities	492,419	609,311	(966,928)
Net cash used in operating activities	(14,288,821)	(11,248,747)	(9,816,765)

Investing activities
Purchase of property, plant and equipment	(3,975,135)	(2,316,809)	(4,009,736)
Deposits on equipment purchases	(349,847)	(160,675)	(95,001)
Proceeds from sale of equipment	99,816	15,848	23,233
Proceeds from legal settlement, net	1,014,008	—	—
Other investing activities	(27,253)	—	—
Net cash used in investing activities	(3,238,411)	(2,461,636)	(4,081,504)

Financing activities
Proceeds from issuance of debt	4,221,130	900,767	771,858
Payment of debt issuance costs	(91,620)	—	—
Repayment of term debt	(70,826)	(85,802)	(55,615)
Proceeds from the issuance of common stock, net	104,625,615	12,395,348	10,616,046
Proceeds from exercise of stock options and warrants, net	2,318,709	272,417	5,116,533
Net cash provided by financing activities	111,003,008	13,482,730	16,448,822

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(23,360)	23,840	(54,279)
Net change in cash, cash equivalents and restricted cash	93,452,416	(203,813)	2,496,274
Cash, cash equivalents and restricted cash at beginning of period	2,798,744	3,002,557	506,283
Cash, cash equivalents and restricted cash at end of period	$96,251,160	$2,798,744	$3,002,557

Supplemental disclosure of cash flow information and
non-cash transactions:
Interest paid in cash	$114,893	$62,988	$22,257
Property and equipment included in accounts payable and accrued liabilities	$23,600	$210,270	$193,378
Acquisition of equipment under debt arrangement	$—	$—	$74,068